Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS THIRD QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

—$14.1 Million in Net Sales Reflect First 12 Business Days of XTANDI Launch—

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – November 9, 2012 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2012. Net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $14.1 million, which represents the first 12 business days of sales following availability of XTANDI for shipment on September 13, 2012.

“The rapid approval and subsequent U.S. launch of XTANDI in the third quarter marked a transformative time for Medivation as we made our transition into a commercial company,” said David Hung, M.D., co-founder, president and chief executive officer of Medivation, Inc. “With our partner Astellas, we look forward to reporting progress on the future growth and use of XTANDI to treat patients with metastatic castration-resistant prostate cancer who have received docetaxel, while we continue to explore enzalutamide’s potential utility in earlier prostate cancer indications and in breast cancer.”

Recent Developments

XTANDI® (enzalutamide) capsules

•

Received approval from the U.S. Food and Drug Administration (FDA) for XTANDI on August 31, 2012, three months ahead of the goal date set by the Prescription Drug User Fee Act (PDUFA), for the treatment of patients with metastatic castration-resistant prostate cancer who have received docetaxel.

•

Announced availability of XTANDI in the U.S. on September 13, 2012 for patients with metastatic castration-resistant prostate cancer who have received docetaxel. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S., and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•

European Medicines Agency (EMA) accepted for review the XTANDI Marketing Authorisation Application (MAA) seeking approval to market XTANDI in Europe for the treatment of men with metastatic castration-resistant prostate cancer who have received docetaxel.

Enzalutamide Clinical Development Program

•

Publication of the Phase 3 AFFIRM trial results on August 15, 2012 in The New England Journal of Medicine in a paper entitled “Increased Survival with Enzalutamide in Prostate Cancer After Chemotherapy.”

•

Presented data at the 2012 European Society of Medical Oncology Annual Meeting. The data are from the Phase 3 AFFIRM trial on the effect of enzalutamide on pain-related secondary endpoints and a post-hoc analysis of the survival impact of baseline corticosteroid use in men with metastatic castration-resistant prostate cancer who have received docetaxel.

•

Completed targeted enrollment of approximately 1,700 patients in the Phase 3 PREVAIL trial of enzalutamide in men with castration-resistant prostate cancer who have not yet received chemotherapy. The co-primary endpoints in this trial are overall survival and progression-free survival.

•

Continued patient enrollment in two trials comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration. TERRAIN is enrolling approximately 370 men with metastatic disease primarily in Europe; STRIVE is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

•

Completed an open-label clinical trial designed to evaluate the effect of enzalutamide in 67 men with advanced prostate cancer who have not had any previous hormonal therapies. The primary endpoint in this trial is prostate specific antigen response. Study results will be reported at an upcoming medical meeting.

•

Continued patient enrollment in an open-label clinical trial evaluating enzalutamide as neoadjuvant therapy in approximately 50 men prior to prostatectomy. The primary endpoint in this trial is pathological complete response rate.

•

Completed patient enrollment in an open-label study evaluating the safety, tolerability and pharmacokinetics of enzalutamide when dosed in combination with docetaxel in 18 men with castration-resistant prostate cancer.

•

Continued patient enrollment in an open-label Phase 1 study in patients with breast cancer. The study is designed to evaluate the safety and tolerability of enzalutamide in breast cancer patients who have failed prior hormonal therapy.

Corporate Developments

•	Effected a 2-for-1 forward split of all shares of Medivation common stock. Medivation’s stock began trading on a post-split basis on the NASDAQ Global Market on September 24, 2012.

Third Quarter 2012 Financial Results

XTANDI net sales for the third quarter of 2012, as reported by Astellas, were $14.1 million, representing 12 business days of sales following availability of XTANDI for shipment on September 13, 2012. Medivation’s collaboration revenue for the third quarter of 2012 was $64.8 million, which consisted of two components: collaboration revenue attributable to U.S. XTANDI sales ($7.1 million), and collaboration revenue attributable to up-front and development milestone payments from the Company’s corporate partner Astellas and former partner Pfizer ($57.7 million).

Medivation received and recognized $45 million of development milestone payments from Astellas during the third quarter of 2012, which are included in collaboration revenue. These payments consisted of $10 million upon the FDA’s acceptance for review of the XTANDI New Drug Application (NDA), $30 million upon the FDA’s approval of the XTANDI NDA, and $5 million upon the EMA acceptance of the XTANDI MAA for review. Medivation is required to share ten percent of all up-front and development milestone payments received from Astellas with UCLA, the licensor of the enzalutamide technology.

Total operating expenses for the third quarter were $64.4 million, compared with total operating expenses of $26.4 million for the same period in 2011. These figures include non-cash stock-based compensation expense of $7.6 million in the quarter ended September 30, 2012, compared with $3.2 million for the same period in 2011.

Medivation reported a net loss for the quarter ended September 30, 2012 of $4.5 million, or $0.06 per diluted share, compared with a net loss of $10.0 million, or $0.14 per diluted share, for the same period in 2011, adjusted on a post-split basis.

Cash, cash equivalents and short-term investments at September 30, 2012 totaled $340.4 million, compared with $145.1 million at December 31, 2011.

2012 Financial Outlook

Medivation currently expects total operating expenses for 2012, net of cost-sharing payments from Astellas, to be between $205 and $215 million, approximately $25 million of which consists of non-cash stock-based compensation expense. This increase from prior guidance of between $183 and $198 million is due primarily to increased compensation and royalty expense in 2012 resulting from XTANDI’s approval in the U.S. approximately one quarter earlier than expected. Medivation continues to expect to incur approximately $15 million in capital expenditures in 2012, primarily related to leasehold improvements at its new corporate and commercial headquarters facilities.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting www.medivation.com and going to the Investor Relations section. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About XTANDI

Please visit www.xtandihcp.com for full Prescribing Information for XTANDI (enzalutamide) capsules, including precautions, warnings, adverse reactions, and contraindications for the treatment of patients with metastatic castration resistant prostate cancer who have received docetaxel.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.

The statements in this press release under the caption “2012 Financial Outlook” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2012, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Collaboration revenue	$64,798	$14,940	$144,535	$45,448
Operating expenses:
Research and development	32,045	18,706	73,625	55,463
Selling, general and administrative	32,345	7,724	70,369	20,916

Total operating expenses	64,390	26,430	143,994	76,379

Income (loss) from operations	408	(11,490)	541	(30,931)
Other income (expense):
Interest expense	(4,840)	—	(10,113)	—
Interest income	57	19	140	69
Other income (expense), net	(154)	62	(169)	(370)

Total other income (expense), net	(4,937)	81	(10,142)	(301)

Net loss before income tax (expense) benefit	(4,529)	(11,409)	(9,601)	(31,232)
Income tax (expense) benefit	(8)	1,365	4	3,262

Net loss	$(4,537)	$(10,044)	$(9,597)	$(27,970)

Basic and diluted net loss per common share	$(0.06)	$(0.14)*	$(0.13)	$(0.40)*

Weighted average common shares used in the calculation of basic and diluted net loss per common share	73,697	69,818 *	72,794	69,642 *

*	Adjusted to reflect 2-for-1 forward split of Medivation common stock, which took effect on September 21, 2012.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$115,557	$70,136
Short-term investments	224,854	74,996
Receivables from collaboration partners	17,082	12,545
Restricted cash	843	—
Prepaid expenses and other current assets	13,015	10,512

Total current assets	371,351	168,189
Property and equipment, net	13,585	720
Restricted cash, net of current	8,843	5,489
Other non-current assets	5,206	719

Total assets	$398,985	$175,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,320	$5,588
Accrued expenses	50,165	24,014
Deferred revenue	29,024	59,762
Other current liabilities	513	270

Total current liabilities	84,022	89,634
Convertible Notes, net of unamortized discount of $65,670 at September 30, 2012	193,080	—
Deferred revenue, net of current	21,768	83,509
Other non-current liabilities	4,938	653

Total liabilities	303,808	173,796

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 74,148,795 and 71,463,676 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	742	357
Additional paid-in capital	354,329	251,242
Accumulated other comprehensive (loss) gain	(6)	13
Accumulated deficit	(259,888)	(250,291)

Total stockholders’ equity	95,177	1,321

Total liabilities and stockholders’ equity	$398,985	$175,117